EXHIBIT (a)(1)(A)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended. WORLDCOM, INC.

                  OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS
                  TO PURCHASE WORLDCOM GROUP COMMON STOCK UNDER
              THE WORLDCOM, INC. 1997 STOCK OPTION PLAN, AS AMENDED

                    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE ON
           FEBRUARY 14, 2002 AT 12:00 MIDNIGHT, EASTERN STANDARD TIME,
                          UNLESS THE OFFER IS EXTENDED

      WorldCom, Inc. ("WorldCom," "we," "us" or the "Company") is offering to certain current U.S. WorldCom group employees, excluding those persons described below, the right to exchange certain outstanding options to purchase shares of our WorldCom group common stock, par value $.01 per share ("WorldCom group stock"), for new nonqualified stock options with a new exercise price, new expiration date and new vesting schedule (the "Stock Option Exchange Program"). Eligible options are those which were originally granted by WorldCom under the WorldCom, Inc. 1997 Stock Option Plan, as amended, which we refer to as the "1997 plan," on January 4, 1999, January 18, 2000 and April 24, 2000. The current exercise price per share of the options granted on January 4, 1999 is $45.1433, for the January 18, 2000 option grants, $43.1243 and for the April 24, 2000 option grants, $38.7634. The new stock options will be granted under the 1997 plan. The excluded persons are our board of directors and executive officers, as well as employees residing outside the United States and WorldCom group employees who are currently on a leave of absence that began prior to August 1, 2001.

      We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the Election to Participate. New options will be granted on the first trading day that is at least six months and one day after the date we cancel the options accepted for exchange, which we currently anticipate to be on or about August 15, 2002, which we refer to as the "replacement grant date."

      Some key features of the new options will include:

o the number of shares subject to each new option will be equal to the number of shares subject to each of your corresponding cancelled options;

o the exercise price of the new options will equal the closing sales price of our WorldCom group stock as reported on The Nasdaq National Market on the replacement grant date;

o     the new options will be nonqualified stock options;

o the term of the new options will be ten years from the replacement grant date, subject to earlier termination as provided in the plan and the new stock option agreements governing such options;

o the new options will vest and, subject to the provisions of the 1997 plan and the new stock option agreements, will be exercisable as follows: one-third (1/3) the number of shares covered by the new options on and after January 1, 2003, another one-third (1/3) of such shares on and after January 1, 2004, and the remaining one-third (1/3) of such shares on and after January 1, 2005; and

o the other terms and conditions of the new options will be substantially similar to those of the cancelled options. A copy of the 1997 plan is attached as an exhibit to the Schedule TO filed with the Securities and Exchange Commission and is available at the internal web site created for the Stock Option Exchange Program (http://stockoption2002.wcomnet.com). For eligible employees who cannot use the web site, the Stock Option Department will mail to you copies of the Offer to Exchange and related documents so that you may participate in the Stock Option Exchange Program.

      We are making the offer upon the terms and subject to the conditions set forth in the Offer to Exchange and in the related Election to Participate. The Stock Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange. If you elect to participate in the Stock Option Exchange Program, you must elect to exchange all outstanding options you hold which were originally granted by WorldCom on January 4, 1999, January 18, 2000 and April 24, 2000.

      We are implementing the Stock Option Exchange Program because many of our WorldCom group employees have outstanding stock options with exercise prices significantly above the current and recent trading prices of our WorldCom group stock. We believe that the Stock Option Exchange Program will provide renewed incentives to our WorldCom group employees and that, for many eligible employees, the exchange will create a better opportunity to obtain value from their options. We are offering this program on a voluntary basis to allow our eligible employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options for new options. Since we anticipate that generally no stock options will otherwise be granted to WorldCom group employees in 2002, except possibly to certain WorldCom group employees who are not eligible to participate in the Stock Option Exchange Program, eligible employees who do not participate will not receive a stock option grant in 2002.

      ALTHOUGH OUR BOARD OF DIRECTORS HAS APPROVED THE STOCK OPTION EXCHANGE PROGRAM, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD EXCHANGE OR REFRAIN FROM EXCHANGING YOUR OPTIONS. THE DECISION TO PARTICIPATE IS AN INDIVIDUAL ONE BASED ON A VARIETY OF FACTORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO EXCHANGE YOUR OPTIONS, AND YOU SHOULD CONSULT WITH YOUR PERSONAL ADVISORS, INCLUDING INVESTMENT OR TAX ADVISORS, IF YOU HAVE QUESTIONS ABOUT YOUR FINANCIAL OR TAX SITUATION.

      Shares of our WorldCom group stock are quoted on The Nasdaq National Market under the symbol "WCOM". On January 16, 2002, the closing sales price of our WorldCom group stock as reported on The Nasdaq National Market was $13.51 per share. We recommend that you obtain current market quotations for our WorldCom group stock before deciding whether to exchange your options.

      You should direct questions about the Stock Option Exchange Program or requests for assistance or for additional or paper copies of this Offer to Exchange or the Election to Participate to our Stock Option Department by e-mail at stock-options@wcom.com, or by telephone at (601) 460-8001 (vnet: 460-8001) or toll free at 1-877-999-7780.

                                    IMPORTANT

      If you wish to participate in the Stock Option Exchange Program, you must submit the Election to Participate found on our internal web site created for this Stock Option Exchange Program (http://stockoption2002.wcomnet.com) in accordance with its instructions before 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended. If at all possible, we prefer that you submit the Election to Participate on the web site.

      ONLY IF YOU ARE UNABLE TO USE OR ACCESS THE WEB SITE, SHOULD YOU FOLLOW THESE ALTERNATIVE PROCEDURES: At your request, the Stock Option Department will mail to you copies of the documents so that you may participate in the Stock Option Exchange Program. If you wish to exchange your options, you must complete and sign the Election to Participate in accordance with its instructions, and deliver it and any other required documents to WorldCom, Inc., Stock Option Department, 500 Clinton Center Drive, Clinton, Mississippi 39056 or by fax to
(601) 460-5669 (vnet: 460-5669). Delivery will be at your expense. Please allow sufficient time to ensure that we receive these documents by the deadline of 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended.

      If you do not properly submit the Election to Participate, whether via our web site or otherwise, by February 14, 2002, unless the offer is extended, we will treat your failure to submit the Election to Participate as an election not to participate in the Stock Option Exchange Program.

      We are not aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Stock Option Exchange Program will not be made available to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to the Stock Option Exchange Program. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Stock Option

Exchange Program other than the information and representations contained in this document or in the Election to Participate. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

      THIS OFFER TO EXCHANGE HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THE OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

January 17, 2002

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                                TABLE OF CONTENTS

                                                                                                              Page
                                                                                                              ----
SUMMARY TERM SHEET................................................................................................1
INTRODUCTION......................................................................................................8
1. NUMBER OF OPTIONS; EXPIRATION DATE.............................................................................9
2. PURPOSE OF THE STOCK OPTION EXCHANGE PROGRAM..................................................................10
3. PROCEDURES FOR ELECTING TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM...................................11
4. WITHDRAWAL RIGHTS.............................................................................................12
5. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS................................................12
6. CONDITIONS OF THE STOCK OPTION EXCHANGE PROGRAM...............................................................14
7. PRICE RANGE OF WORLDCOM GROUP STOCK UNDERLYING THE OPTIONS....................................................16
8. SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS......................................................16
9. INFORMATION CONCERNING WORLDCOM; FACTORS THAT YOU SHOULD CONSIDER WHEN
MAKING YOUR DECISION.............................................................................................17
10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS
CONCERNING THE OPTIONS...........................................................................................22
11. STATUS OF OPTIONS ACQUIRED BY US IN THE STOCK OPTION EXCHANGE PROGRAM;
ACCOUNTING CONSEQUENCES OF THE STOCK OPTION EXCHANGE PROGRAM.....................................................23
12. LEGAL MATTERS; REGULATORY APPROVALS..........................................................................23
13. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES................................................................24
14. EXTENSION OF THE STOCK OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.......................................24
15. FEES AND EXPENSES............................................................................................25
16. ADDITIONAL INFORMATION.......................................................................................25
17. MISCELLANEOUS................................................................................................27


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                               SUMMARY TERM SHEET

      This section answers some of the questions that you may have about the Stock Option Exchange Program. However, it is only a summary, and you should carefully read the remainder of this Offer to Exchange and the Election to Participate because the information in this summary is not complete and because there is additional important information in the remainder of this Offer to Exchange and the Election to Participate. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics summarized here.

      GENERAL QUESTIONS ABOUT THE STOCK OPTION EXCHANGE PROGRAM

1.    WHAT IS THE STOCK OPTION EXCHANGE PROGRAM?

      We are offering to certain current U.S. WorldCom group employees, excluding those persons described below, the right to exchange outstanding options to purchase shares of our WorldCom group stock originally granted under the WorldCom, Inc. 1997 Stock Option Plan, as amended, which we refer to as the "1997 plan," on January 4, 1999, January 18, 2000 and April 24, 2000. We are offering to exchange those options for new nonqualified stock options with a new exercise price to be granted on the first trading day that is at least six months and one day after the date we cancel the options accepted for exchange. If, as anticipated, we cancel the options accepted for exchange on February 14, 2002, unless the offer is extended, the options will be granted on or about August 15, 2002. The excluded persons are our board of directors and executive officers, as well as employees residing outside the United States and WorldCom group employees who are currently on a leave of absence that began prior to August 1, 2001. (Page 8)

2.    WHAT SECURITIES ARE WE OFFERING TO EXCHANGE?

      We are offering the right to exchange all outstanding options to purchase shares of WorldCom group stock originally granted by WorldCom to eligible WorldCom group employees on January 4, 1999, January 18, 2000 and April 24, 2000 under the 1997 plan for new nonqualified stock options under the 1997 plan. If you wish to participate in the Stock Option Exchange Program, you must elect to exchange all eligible outstanding options you hold. (Page 8)

3.    WHY IS WORLDCOM IMPLEMENTING THE STOCK OPTION EXCHANGE PROGRAM?

      We are implementing the Stock Option Exchange Program because many of our WorldCom group employees have vested or unvested stock options that have exercise prices significantly above the current and recent trading prices of our WorldCom group stock. The current exercise price per share of the options granted on January 4, 1999 is $45.1433, for the January 18, 2000 option grants, $43.1243 and for the April 24, 2000 option grants, $38.7634. As a result, these options no longer serve the incentive purpose for which they were granted. We are offering this program to allow our eligible employees to choose whether to keep their current stock options at their current exercise prices, or to cancel those options in exchange for new options to purchase the same number of shares as the cancelled options at a new exercise price and with a new expiration date and new vesting schedule.

      Unless the offer is extended, the new options will be granted on or about August 15, 2002, which is the first trading day that is at least six months and one day from the date we cancel the options accepted for exchange. The new options will cover the same number of shares as are subject to the cancelled options. The exercise price of the new options will be equal to the closing sales price of our WorldCom group stock on the replacement grant date.

      The Stock Option Exchange Program is designed to provide eligible WorldCom group employees with the opportunity to hold options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for these employees and increase the value of our WorldCom group stock for shareholders. (Page 10)


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

4.    WHO IS ELIGIBLE TO PARTICIPATE?

      All current U.S. WorldCom group employees, excluding those persons described below, who hold outstanding options which were originally granted by WorldCom under the 1997 plan on January 4, 1999, January 18, 2000 and April 24, 2000 are eligible to participate in the Stock Option Exchange Program. Our board of directors and executive officers, as well as employees residing outside the United States and WorldCom group employees who are currently on a leave of absence that began prior to August 1, 2001 are not eligible to participate. (Page 8)

5.    ARE OVERSEAS EMPLOYEES ELIGIBLE TO PARTICIPATE?

      No. Employees residing outside of the United States are not eligible to participate in the Stock Option Exchange Program. (Page 8)

6.    WHAT DO I NEED TO DO TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM?

      To participate in the Stock Option Exchange Program, you must make a voluntary election to exchange eligible options to purchase WorldCom group stock for new nonqualified stock options. This election will become irrevocable at 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended, and when we accept your outstanding stock options, they will be cancelled in exchange for new nonqualified stock options to be granted on the replacement grant date.

      To exchange your eligible options, you must submit the Election to Participate found on our internal web site created for the Stock Option Exchange Program (http://stockoption2002.wcomnet.com) by 12:00 midnight, Eastern Standard Time, on the expiration date, which is currently scheduled to be February 14, 2002. If at all possible, we prefer that you submit the Election to Participate on the web site. By submitting the Election to Participate, you are agreeing, subject to the terms and conditions of the Offer to Exchange and the Election to Participate, to tender all of the eligible options you hold in exchange for new nonqualified stock option(s).

      Within three business days of the receipt of your Election to Participate, the Stock Option Department expects to send you an e-mail confirming your election. Alternatively, you may check the internal web site created for the Stock Option Exchange Program (http://stockoption2002.wcomnet.com), where the Company will post the status of your election.

      ONLY IF YOU ARE UNABLE TO USE OR ACCESS THE WEB SITE, SHOULD YOU FOLLOW THESE ALTERNATIVE PROCEDURES: At your request, the Stock Option Department will mail to you copies of the documents so that you may participate in the Stock Option Exchange Program. If you wish to exchange your options, you must complete and sign the Election to Participate in accordance with its instructions, and deliver it and any other required documents to WorldCom, Inc., Stock Option Department, 500 Clinton Center Drive, Clinton, Mississippi 39056 or by fax to
(601) 460-5669 (vnet: 460-5669). Delivery will be at your expense. Please allow sufficient time to ensure that we receive these documents by the deadline of 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended. Within three business days of the receipt of your Election to Participate, the Stock Option Department expects to send you a confirmation. (Page 11)

7. IF I DECIDE TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM, WHAT WILL HAPPEN TO MY CURRENT OPTIONS?

      If you elect to participate in the Stock Option Exchange Program, all outstanding options you hold which were granted by WorldCom on January 4, 1999, January 18, 2000 and April 24, 2000, will be promptly cancelled after 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended. (Page 12)

8. WHAT IS THE DEADLINE TO ELECT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM?

      The deadline to elect to participate in the Stock Option Exchange Program is 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless we extend it. This means that our Stock Option Department must have received your Election to Participate before that time. We may, in our discretion, extend the deadline to participate in the Stock Option Exchange Program at any time, but we cannot assure you that the Stock Option Exchange Program will be extended or, if it is extended, for how long. If we extend the deadline to elect to participate in the Stock Option Exchange Program, we will make an announcement of the extension no later than 9:00 a.m. on the next business day following the previously scheduled expiration date. If we extend the deadline beyond that time, you must submit your Election to Participate before the extended expiration date.

      We reserve the right to reject any or all options elected for exchange that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept for exchange those stock options for which you have made a proper and timely election that is not withdrawn. Subject to our rights to extend, terminate and amend the Stock Option Exchange Program, we currently expect that we will accept all such options promptly after the expiration of the deadline to elect to participate in the Stock Option Exchange Program. (Page 11)

9.    WHAT WILL HAPPEN IF I DO NOT SUBMIT OR DELIVER MY FORM BY THE DEADLINE?

      If you do not submit or deliver your election form by the deadline, you will retain your existing options and will not participate in the Stock Option Exchange Program. Your existing stock options will remain unchanged with their original exercise prices and original terms. Please be sure to allow sufficient time to ensure receipt by us and delivery of confirmation to you before the deadline. Since we anticipate that generally no stock options will otherwise be granted to WorldCom group employees in 2002, except possibly to certain WorldCom group employees who are not eligible to participate in the Stock Option Exchange Program, eligible employees who do not participate will not receive a stock option grant in 2002. (Page 11)

10. HOW DO I WITHDRAW OPTIONS FROM THE STOCK OPTION EXCHANGE PROGRAM AFTER I HAVE TURNED IN AN ELECTION TO PARTICIPATE?

      To withdraw options which you previously elected to exchange, you must submit to our Stock Option Department a Notice of Withdrawal prior to 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended.

      ONLY IF YOU ARE UNABLE TO USE OR ACCESS THE WEB SITE, SHOULD YOU FOLLOW THESE ALTERNATIVE PROCEDURES: At your request, the Stock Option Department will mail to you copies of the form. To withdraw options which you previously elected to exchange, you must deliver to our Stock Option Department a completed Notice of Withdrawal in the form accompanying this Offer to Exchange with the required information prior to 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended. Please deliver your Notice of Withdrawal to WorldCom, Inc., Stock Option Department, 500 Clinton Center Drive, Clinton, Mississippi 39056 by fax to (601) 460-5669 (vnet: 460-5669). Delivery will be at the employee's expense. Please be sure to allow sufficient time to ensure receipt by us before the deadline.

      If you decide to re-elect to exchange options that you have previously withdrawn, you must resubmit an Election to Participate for receipt by our Stock Option Department prior to 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended, in accordance with the election procedure described in the answer to Question 6. (Page 12)

11. DURING WHAT PERIOD OF TIME MAY I WITHDRAW OPTIONS FROM THE STOCK OPTION EXCHANGE PROGRAM?

      You may withdraw options from the Stock Option Exchange Program at any time before 12:00 midnight, Eastern Standard Time, on February 14, 2002. If we extend the Stock Option Exchange Program beyond that time, you may withdraw your options which you previously elected to exchange at any time until the expiration of the extended deadline. (Page 12)

12. AM I ELIGIBLE TO RECEIVE FUTURE GRANTS OF OPTIONS DURING THE FOLLOWING SIX-MONTH PERIOD IF I PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM?

      No. We anticipate that generally no stock options will otherwise be granted to WorldCom group employees in 2002, except possibly to certain other WorldCom group employees who are not eligible to participate in the Stock Option Exchange Program. (Page 13)

13. WHAT IF MY EMPLOYMENT AT WORLDCOM ENDS BETWEEN THE DATE OF THIS OFFER TO EXCHANGE AND THE REPLACEMENT GRANT DATE?

      Nothing in this Offer to Exchange modifies or changes your employment relationship with us or grants you any right to remain employed by us. You cannot revoke your Election to Participate after 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended. If your employment with the WorldCom group is terminated by you or the WorldCom group voluntarily, involuntarily or for any reason or no reason, before your new option(s) are granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to the grant that would have been issued on the replacement grant date. THEREFORE, IF YOU ELECT TO PARTICIPATE AND YOU ARE NOT AN EMPLOYEE OF THE WORLDCOM GROUP FROM THE DATE OF THIS OFFER TO EXCHANGE THROUGH THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY NEW OPTION(S) OR ANY OTHER CONSIDERATION IN EXCHANGE FOR YOUR CANCELLED OPTIONS. (Page 13)

14. WILL I HAVE TO PAY TAXES IF I PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM?

      If you participate in the Stock Option Exchange Program, you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or when the new option(s) are granted. With regard to the new option(s), the tax aspects of such option(s) will be the same as any other nonqualified stock option grant. Those consequences are described in the offering circular for the 1997 plan. (Page 24)

      We recommend that you consult your own tax advisor with respect to the federal, state, foreign and local tax consequences of participating in the Stock Option Exchange Program in your particular circumstances.

15. HOW SHOULD I DECIDE WHETHER OR NOT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM?

      The decision to participate in the Stock Option Exchange Program must be each individual employee's personal decision, and it will depend largely on each employee's assumptions about the future overall economic environment, the performance of the overall market and companies in our sector and our own business and stock price. It will also depend on the exercise price and vesting status of your current options. (Page 22)

16. WHAT DOES THE COMPANY AND ITS BOARD OF DIRECTORS THINK OF THE STOCK OPTION EXCHANGE PROGRAM?

      Our board of directors approved the Stock Option Exchange Program, but neither WorldCom nor our board of directors makes any recommendation as to whether you should participate in the Stock Option Exchange Program. The decision to participate in the Stock Option Exchange Program must be each individual employee's personal decision. Our board of directors and executive officers are not eligible to participate in the Stock Option Exchange Program.

17.   WHAT ARE THE CONDITIONS TO THE STOCK OPTION EXCHANGE PROGRAM?

      The implementation of the Stock Option Exchange Program is not conditioned upon a minimum number of options being cancelled. The Stock Option Exchange Program is subject to a number of other conditions, including the conditions described in Section 6 of this Offer to Exchange. (Pages 14-16)

                 SPECIFIC QUESTIONS ABOUT THE CANCELLED OPTIONS

18.   WHICH OPTIONS CAN BE CANCELLED?

      Only outstanding options to purchase WorldCom group stock originally granted to eligible employees by WorldCom on January 4, 1999, January 18, 2000 and April 24, 2000 may be tendered for exchange and cancellation in connection with the Stock Option Exchange Program. (Page 8)

19. IF I HAVE MORE THAN ONE ELIGIBLE OPTION, CAN I CHOOSE WHICH OPTIONS I WANT TO CANCEL?

      No. If you elect to participate in the Stock Option Exchange Program you must elect to exchange and cancel all outstanding options granted to you by WorldCom on January 4, 1999, January 18, 2000 and April 24, 2000. However, you do not have to participate in the Stock Option Exchange Program. (Page 8)

20.   CAN I TENDER OPTIONS THAT I HAVE ALREADY EXERCISED?

      No. The Stock Option Exchange Program only covers outstanding and unexercised options; it does not apply in any way to shares of WorldCom group stock already purchased upon the exercise of options. If you exercised an eligible option in its entirety, that option is no longer outstanding and therefore cannot be included in the Stock Option Exchange Program. However, if you exercised an eligible option in part, the remaining outstanding unexercised portion of the eligible option can be included in the Stock Option Exchange Program and may be tendered for exchange and cancellation.

21.   CAN I CANCEL AN OPTION GRANT ONLY AS TO CERTAIN SHARES?

      No, you cannot cancel an outstanding option in part. For example, if you have an outstanding option for 1,000 shares granted on January 4, 1999 and an outstanding option for 500 shares granted on January 18, 2000, you could elect to cancel both or neither of these grants. You could not elect to cancel just 500 shares of the January 4, 1999 grant, or any other partial cancellation of either option grant. Likewise, if an option grant is partially vested and partially unvested, you cannot choose to cancel only the unvested portion. (Page
8)

                    SPECIFIC QUESTIONS ABOUT THE NEW OPTIONS

22.   WHEN WILL WE GRANT THE NEW OPTIONS?

      We will grant the new options on the replacement grant date which will be the first trading day that is at least six months and one day after the options are cancelled. If, as anticipated, we cancel options elected for exchange on February 14, 2002, the replacement grant date of the new options will be on or about August 15, 2002. If we extend the expiration date of this exchange offer, then WorldCom will also extend the replacement grant date. (Page 12)

23.   WHY WON'T I RECEIVE MY NEW OPTION(S) IMMEDIATELY AFTER THE EXPIRATION
      DATE?

      If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would need to record a variable accounting charge against our earnings. By deferring the grant of the new options for at least six months and one day, we will not have to record a variable accounting charge against our earnings. (Page
23)

24.   WHAT WILL BE THE SHARE AMOUNT OF THE NEW OPTIONS?

      WorldCom group employees who participate in this program will receive new option(s) on the replacement grant date in exchange for all cancelled options. The number of shares covered by the new option(s) will be equal to the number of shares covered by the cancelled stock options for which such option(s) were exchanged. (Page 16)


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

25.   WHAT WILL BE THE EXERCISE PRICE OF THE NEW OPTIONS?

      The exercise price of the new options will be the closing sales price of our WorldCom group stock as reported on The Nasdaq National Market on the replacement grant date. Because the replacement grant date is more than six months after the date we cancel the options accepted for exchange and the price of our WorldCom group stock on the stock market is volatile, the new options may have a higher exercise price than your current options. We recommend that you obtain current market quotations for our WorldCom group stock before deciding whether to exchange your options. (Page 17)

26.   WHAT WILL BE THE VESTING SCHEDULE OF THE NEW OPTIONS?

      All new options granted in the Stock Option Exchange Program will have the same vesting schedule. Each new option will vest and, subject to the provisions of the 1997 plan and the new stock option agreements, will be exercisable as follows: one-third (1/3) the number of shares covered by the new options on and after January 1, 2003, another one-third (1/3) of such shares on and after January 1, 2004, and the remaining one-third (1/3) of such shares on and after January 1, 2005. Any new option you receive will not be vested, even if the option you elected to exchange for that new option was fully or partially vested. If your employment with us terminates after the date of grant of new options, you will only be able to exercise the new options to the extent they are vested and exercisable at the time of your termination. You will only have the limited time period specified in the option agreement in which to exercise your new options following your termination of employment. (Page 17)

27. WHAT WILL BE THE TERMS AND CONDITIONS OF THE NEW OPTIONS?

      The terms and conditions of the new options will be substantially the same as the cancelled options, except they will have a new exercise price, new expiration date and new vesting schedule. The new options will have a new ten-year term, starting on the replacement grant date. (Page 17)

28.   CAN I HAVE AN EXAMPLE?

      The following is a representative example for a hypothetical employee. Your situation is likely to vary in significant respects.

Assumptions:

       1999 GRANT
       ----------
       Grant Date:                                           January 4, 1999
       Shares outstanding under original stock option:       386
       Current stock option exercise price:                  $45.1433
       2000 GRANT
       ----------
       Grant Date:                                           January 18, 2000
       Shares outstanding under original stock option:       257
       Current stock option exercise price:                  $43.1243
       NEW OPTION
       ----------
       Replacement grant date:                               On or about August 15, 2002, unless the
       Shares subject to new option(s):                      offer is extended
                                                             643

      Based on the assumptions above, for the sake of illustrating the Stock Option Exchange Program, we would cancel your original stock options on February 14, 2002. On the replacement grant date, which would be on or about August 15, 2002, unless the offer is extended, you would receive new option(s) for 643 shares. Your new exercise price would be equal to the closing sales price of WorldCom group stock as reported on The Nasdaq National Market on the replacement grant date. Your new option(s) will vest and, subject to the provisions of the 1997 plan and the new stock option agreements, will be exercisable as follows: one-third (1/3) the number of shares covered by the new option(s) on and after January 1, 2003, another one-third (1/3) of such shares on and after January 1, 2004, and the remaining one-third (1/3) of such shares on and after January 1, 2005.

29. WHAT HAPPENS IF WORLDCOM IS SUBJECT TO A CHANGE IN CONTROL BEFORE THE NEW OPTIONS ARE GRANTED?

      If a change of control of WorldCom occurs before we issue the new options, and the acquiring company agrees to assume other outstanding options of WorldCom, we will require the acquiring company to also assume the obligation to issue options pursuant to the Stock Option Exchange Program. The Stock Option Exchange Program is designed such that employees with the right to receive options will receive similar treatment as employees holding other outstanding options. If such a change of control were to occur and the acquiring company agreed to assume our outstanding options, you would receive an option in the surviving entity provided that you remain continuously employed with the WorldCom group and the acquiring company through the replacement grant date. The number of shares covered by the option(s) that you receive would be determined by taking the number of shares of our common stock that you would have received in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option(s) you receive may not cover the same number of shares as your cancelled options, but it would cover the same number of shares that your cancelled option would have covered after it was converted in the change of control. The exercise price per share of the option(s) would be the closing price of the acquiring company's stock on the replacement grant date.

      We cannot guarantee that the acquiring company in any change of control transaction will agree to assume existing options and therefore assume the obligation to issue options. Therefore, it is possible that you may not receive any options, securities of the surviving company or other consideration in exchange for your cancelled options if a change in control occurs before the options are granted. In addition, the announcement of a change of control transaction regarding WorldCom could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Stock Option Exchange Program.

      In the event of a sale of some of our assets such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue options under the Stock Option Exchange Program. In the event of such a transaction, you would not necessarily receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

      We reserve the right to take any action, including entering into an asset sale or similar transaction, that our board of directors believes is in the best interest of our company and our shareholders. (Pages 13-14)

30. AFTER THE GRANT OF MY NEW OPTION, WHAT HAPPENS IF I AGAIN END UP WITH AN EXERCISE PRICE THAT IS ABOVE THE CURRENT AND RECENT TRADING PRICES?

      We are implementing the Stock Option Exchange Program at this time due to the unusual stock market conditions that have affected many companies throughout the country. Therefore, this is intended to be a one-time offer and we do not expect to implement such a program in the future. As your stock options are valid for ten years from the date of grant, subject to continued employment, the price of our WorldCom group stock may appreciate over the long term even if the exercise price of your options is above the trading price of our WorldCom group stock for some period of time after the grant date of the new options. However, we cannot provide any assurance as to the price of our WorldCom group stock at any time in the future.

                                  INTRODUCTION

      WorldCom is offering to certain current U.S. WorldCom group employees, excluding those persons described below, the right to exchange all outstanding options to purchase shares of our WorldCom group stock originally granted under the 1997 plan on January 4, 1999, January 18, 2000 and April 24, 2000 for new nonqualified stock options that we will grant under the 1997 plan. The excluded persons are our board of directors and executive officers, as well as employees residing outside the United States and WorldCom group employees who are currently on a leave of absence that began prior to August 1, 2001. If you wish to participate in the Stock Option Exchange Program, you must elect to exchange all eligible options you hold. We are making this offer upon the terms and subject to the conditions set forth in this Offer to Exchange and in the Election to Participate. Grants of new options will be made on the first trading day that is at least six months and one day from the date we cancel the options accepted for exchange. The Stock Option Exchange Program is not conditioned upon a minimum number of options being elected for exchange. If you elect to participate in the Stock Option Exchange Program, you must elect to exchange all outstanding options you hold which were originally granted by WorldCom on January 4, 1999, January 18, 2000 and April 24, 2000. The Stock Option Exchange Program is subject to certain conditions, which we describe in Section 6 of this Offer to Exchange.

      In order to receive the new option(s), you must still be employed with us on the replacement grant date, and your election to participate in the Stock Option Exchange Program does not in any way change your employment relationship with us or grant you any right to remain employed by us. In addition, we cannot guarantee you that you will receive new option(s) in the Stock Option Exchange Program if a change of control of WorldCom occurs between the cancellation of your options and the replacement grant date.

      We are implementing the Stock Option Exchange Program because a considerable number of our WorldCom group employees have outstanding stock options with exercise prices significantly above the current and recent trading prices of our WorldCom group stock. We believe that the Stock Option Exchange Program will provide renewed incentives to our WorldCom group employees and that, for many eligible employees, the exchange will create a better opportunity to potentially obtain value from their options. We are offering this program on a voluntary basis to allow our eligible employees to choose whether to keep their current stock options at their current exercise price, or to cancel those options for new options.

      As of January 16, 2002, options to purchase 303,258,274 shares of our WorldCom group stock were issued and outstanding under the 1997 plan. These options have exercise prices ranging from $15.6265 to $60.6487. As of January 16, 2002, options to purchase 124,958,613 shares of our WorldCom group stock were eligible to participate in the Stock Option Exchange Program. All options originally granted by WorldCom to eligible WorldCom group employees under the 1997 plan on January 4, 1999, January 18, 2000 and April 24, 2000 held by certain current U.S. WorldCom group employees are eligible for exchange in the Stock Option Exchange Program, except those held by:

o     our board of directors or executive officers;
o     employees residing outside the United States; or
o WorldCom group employees who are currently on a leave of absence that began prior to August 1, 2001.

      All options we accept in this program will be cancelled. The shares of WorldCom group stock subject to those options cancelled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1997 plan.

1.    NUMBER OF OPTIONS; EXPIRATION DATE.

      Upon the terms and subject to the conditions of this Offer to Exchange, we will accept for exchange all eligible outstanding options that are properly and timely elected for exchange and not validly withdrawn in accordance with Section 4 of this Offer to Exchange before the expiration date, as defined below, for new nonqualified stock options to purchase WorldCom group stock under the 1997 plan. If your options are properly tendered and accepted for exchange, you will be entitled to receive new stock option(s) to purchase the number of shares of our WorldCom group stock that is equal to the number of shares subject to the options that you elected. The new option(s) will be subject to the terms of the 1997 plan and new option agreement(s) between us and you.

      Any current U.S. WorldCom group employee, excluding those persons described below, who holds outstanding stock options granted by WorldCom on January 4, 1999, January 18, 2000 and April 24, 2000 under the 1997 plan is eligible to participate in the Stock Option Exchange Program. Our board of directors and executive officers, as well as employees residing outside the United States and WorldCom group employees who are currently on a leave of absence that began prior to August 1, 2001 are excluded from participating in the Stock Option Exchange Program. Any WorldCom group employee whose employment with us has been terminated, whether voluntarily or involuntarily, is not eligible to participate in the Stock Option Exchange Program, irrespective of the effective date of such termination.

      IF YOU ARE NOT AN EMPLOYEE OF THE WORLDCOM GROUP FROM THE DATE YOU ELECT TO EXCHANGE YOUR OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE NEW OPTION(S) IN EXCHANGE FOR YOUR CANCELLED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE. YOU ALSO WILL NOT RECEIVE ANY OTHER CONSIDERATION FOR YOUR CANCELLED OPTIONS IF YOU ARE NOT AN EMPLOYEE OF THE WORLDCOM GROUP FROM THE DATE YOU ELECT TO EXCHANGE OPTIONS THROUGH THE DATE WE GRANT THE NEW OPTIONS.

      If you wish to participate in the Stock Option Exchange Program, you must elect to cancel all eligible outstanding options you hold. If you elect to cancel an option, it must be cancelled as to all shares that are outstanding under the option grant. An option cannot be partially cancelled.

      The term "expiration date" means 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless and until we, in our discretion, have extended the period of time during which you may elect to participate in the Stock Option Exchange Program, in which event the term "expiration date" refers to the latest time and date on which your right to participate, as so extended, expires. See
Section 14 of this Offer to Exchange for a description of our rights to extend the expiration date.

      We will notify you of such action, and keep the Stock Option Exchange Program open for a period of no less than ten business days after the date of such notice if we increase or decrease:

o     the amount of consideration offered for the options; or

o the number of options eligible to be elected for exchange in the Stock Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of WorldCom group stock issuable upon exercise of the options that are subject to the Stock Option Exchange Program immediately prior to the increase.

      For purposes of the Stock Option Exchange Program, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

2.    PURPOSE OF THE STOCK OPTION EXCHANGE PROGRAM.

      We issued the options outstanding under the 1997 plan to provide our WorldCom group employees an opportunity to acquire or increase their ownership stake in WorldCom, creating a stronger incentive to expend maximum effort for our growth and success and encouraging our WorldCom group employees to continue their employment with us.

      Many of these options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current and recent trading prices of our WorldCom group stock. We are implementing the Stock Option Exchange Program to provide our eligible WorldCom group employees with the opportunity to own options that over time may have a greater potential to increase in value, which we hope will create better performance incentives for these employees and will maximize the value of our WorldCom group stock for our shareholders.

      CONSIDERING THE RISKS ASSOCIATED WITH THE VOLATILE AND UNPREDICTABLE NATURE OF THE STOCK MARKET AND OUR INDUSTRY IN PARTICULAR, THERE IS NO GUARANTEE THAT THE CLOSING SALES PRICE OF OUR WORLDCOM GROUP STOCK ON THE REPLACEMENT GRANT DATE (AND THEREFORE THE EXERCISE PRICE OF ANY NEW OPTION) WILL BE LESS THAN THE EXERCISE PRICE OF YOUR EXISTING OPTION, OR THAT YOUR NEW OPTION(S) WILL INCREASE IN VALUE OVER TIME.

      Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we currently have no plans or proposals that relate to or would result in:

o an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries that is material to us (however, we expect to consider such matters from time to time);

o any purchase, sale or transfer of a material amount of the assets of us or any of our subsidiaries;

o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

o any change in our present board of directors or executive officers, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;

o     any other material change in our corporate structure or business;

o our equity securities not being authorized for quotation in an automated quotation system operated by a national securities association;

o our equity securities becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

o the suspension of our obligation to file reports under Section 15(d) of the Securities Exchange Act;

o the acquisition by any person of any of our securities or the disposition of any of our securities (other than as a result of the exercise of stock options or purchases made under our employee stock purchase plan) in an amount that is material to us; or

o any changes in our articles of incorporation, bylaws of other governing instruments or any actions that could impede the acquisition of control of us.

      Neither we nor our board of directors makes any recommendation as to whether you should elect to participate in the Stock Option Exchange Program, nor have we authorized any person to make any such recommendation. We urge you to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to participate in the Stock Option Exchange Program.

      We understand that this will be a challenging decision for all eligible WorldCom group employees. The program does carry considerable risk, and there are no guarantees of our future performance. The decision to participate must be each individual employee's personal decision, and it will depend largely on each employee's assessment of the employee's existing stock option package and assumptions about the future overall economic environment, our stock price and our business.

3.    PROCEDURES FOR ELECTING TO PARTICIPATE IN THE STOCK OPTION EXCHANGE
      PROGRAM.

      PROPER EXCHANGE OF OPTIONS. To elect to participate in the Stock Option Exchange Program, you must submit the Election to Participate before the expiration date. Your Election Form must be received by us no later than 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended. The Election to Participate may be found on our internal web site established for the Stock Option Exchange Program (http://stockoption2002.wcomnet.com) and may be submitted on that web site. If at all possible, we prefer that you submit the Election to Participate on the web site.

      ONLY IF YOU ARE UNABLE TO USE OR ACCESS THE WEB SITE, SHOULD YOU FOLLOW THESE ALTERNATIVE PROCEDURES: At your request, the Stock Option Department will mail to you copies of the documents so that you may participate in the Stock Option Exchange Program. If you wish to exchange your options, you must complete and sign the Election to Participate in accordance with its instructions, and deliver it and any other required documents to WorldCom, Inc., Stock Option Department, 500 Clinton Center Drive, Clinton, Mississippi 39056 or by fax to
(601) 460-5669 (vnet: 460-5669). Delivery will be at your expense. Please allow sufficient time to ensure that we receive these documents by the deadline of 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended. Within three business days of the receipt of your Election to Participate, the Stock Option Department expects to send you a confirmation.

      If you do not submit or deliver your election form by the deadline, then you will not participate in the Stock Option Exchange Program, and all stock options you currently hold will remain unchanged at their original exercise prices and terms. By submitting the Election to Participate, you are agreeing, subject to the terms and conditions of the Offer to Exchange and the Election to Participate, to tender all of the eligible options you hold in exchange for new nonqualified stock option(s). The method of delivery of all documents, including the Election to Participate and any other required documents, is at the election and risk of the electing option holder. You should allow sufficient time to ensure timely delivery.

      DETERMINATION OF VALIDITY; REJECTION OF OPTIONS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. We will determine, in our discretion, all questions as to form of documents and the validity, eligibility, including time of receipt, and acceptance of any election to participate in the Stock Option Exchange Program. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to participate in the Stock Option Exchange Program that we determine are not in appropriate form, were not received on a timely basis or that we determine are unlawful to accept. Otherwise, we will accept properly and timely elected options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Stock Option Exchange Program or any defect or irregularity in any election with respect to any particular options or any particular option holder. No election to participate in the Stock Option Exchange Program will be valid until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for giving or failing to give any such notice.

      OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. Your election to participate in the Stock Option Exchange Program pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Stock Option Exchange Program. Our acceptance for cancellation of the options elected for exchange by you pursuant to the Stock Option Exchange Program will constitute a binding agreement between us and you upon the terms and subject to the conditions of the Stock Option Exchange Program.

      Subject to our rights to extend, terminate and amend the Stock Option Exchange Program, we currently expect that we will accept promptly after the expiration date all properly elected options that have not been validly withdrawn.

4.       WITHDRAWAL RIGHTS.

      You may withdraw the options you have elected to exchange only if you comply with the provisions of this Section 4.

      You have the right to withdraw the options you have elected to cancel at any time before 12:00 midnight, Eastern Standard Time, on February 14, 2002. If we extend the time during which you may elect to participate in the Stock Option Exchange Program, you have the right to withdraw these options at any time until the extended period expires. In addition, you will also have the right to withdraw the option you have elected to cancel after the expiration of forty business days from the commencement of the Stock Option Exchange Program unless we have accepted your options by that time. The fortieth business day from the commencement of the Stock Option Exchange Program is March 15, 2002.

      To withdraw options, you must submit the Notice of Withdrawal found on our internal web site created for the Stock Option Exchange Program (http://stockoption2002.wcomnet.com) by the deadline of 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended. The Notice of Withdrawal may be submitted on the web site and this method of delivery is preferred by us.

      ONLY IF YOU ARE UNABLE TO USE OR ACCESS THE WEB SITE, SHOULD YOU FOLLOW THESE ALTERNATIVE PROCEDURES TO WITHDRAW: At your request, the Stock Option Department will mail to you copies of the required form. To withdraw options, you must deliver a signed written Notice of Withdrawal with the required information included, while you still have the right to withdraw options from the Stock Option Exchange Program. We recommend that you deliver the Notice of Withdrawal to WorldCom, Inc., Stock Option Department, 500 Clinton Center Drive, Clinton, Mississippi 39056 or by fax to (601) 460-5669 (vnet: 460-5669). Delivery will be at the employee's expense. Please allow sufficient time to ensure that we receive these documents by the deadline of 12:00 midnight, Eastern Standard Time, on February 14, 2002, unless the offer is extended. A form of the Notice of Withdrawal accompanies this Offer to Exchange. The option holder who has elected to participate in the Stock Option Exchange Program and who subsequently elects to withdraw his or her options from the Stock Option Exchange Program must timely deliver a signed Notice of Withdrawal to the Stock Option Department as noted above.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly elected for participation in the Stock Option Exchange Program, unless you properly re-elect those options before the expiration date by following the procedures described in Section 3 of this Offer to Exchange.

      Neither WorldCom nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for giving or failing to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Our determination of these matters will be final and binding on all parties.

5.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS.

      Upon the terms and subject to the conditions of this Offer to Exchange and promptly following the expiration date, we will accept for exchange and cancel options properly elected for exchange and not validly withdrawn on or before the expiration date. If your options are properly elected for exchange on or prior to February 14, 2002 and accepted for exchange promptly thereafter, you will be granted new nonqualified stock option(s) on the replacement grant date, which will be on or about August 15, 2002. If we extend the date by which we must accept and cancel options properly elected for exchange, you will be granted new stock option(s) on the first trading day that is at least six months and one day after the extended date.

      If we accept options you elect to exchange in the Stock Option Exchange Program, you will be ineligible until after the replacement grant date for any additional stock option grants for which you might otherwise have been eligible before the replacement grant date. This allows us to avoid incurring a compensation expense because of accounting rules that could apply to these interim option grants as a result of the Stock Option Exchange Program. Since we anticipate that generally no stock options will otherwise be granted to WorldCom group employees in 2002, except possibly to certain WorldCom group employees who are not eligible to participate in the Stock Option Exchange Program, if you do not participate, you will not receive a stock option grant in 2002. However, you are not required to participate in the Stock Option Exchange Program.

      Your new option(s) will entitle you to purchase the same number of shares of our WorldCom group stock that is equal to the number of shares subject to the options you elect to exchange. Your new option(s) will have an exercise price equal to the closing sales price of the WorldCom group stock on the replacement grant date. Your new option(s) will vest and, subject to the provisions of the 1997 plan and the new stock option agreements, will be exercisable as follows: one-third (1/3) the number of shares covered by the new options on and after January 1, 2003, another one-third (1/3) of such shares on and after January 1, 2004, and the remaining one-third (1/3) of such shares on and after January 1, 2005. Your new option(s) will have a ten-year term, starting on the replacement grant date, subject to continued employment.

      Nothing in this Offer to Exchange modifies or changes your employment relationship with us or gives you any right to remain employed by us. Therefore, if your employment with the WorldCom group is terminated by you or WorldCom voluntarily, involuntarily, or for any reason or no reason, before your new option(s) are granted, you will not have a right to any stock options that were previously cancelled, and you will not have a right to any grant of option(s) that would have been granted on the replacement grant date. If you are not an employee of the WorldCom group from the date you elect to exchange options through the date we grant the new options, you will not be eligible to receive a grant of new option(s) in exchange for your cancelled options that have been accepted for exchange. You also will not receive any other consideration for your cancelled options if you are not an employee from the date you elect to participate in the Stock Option Exchange Program through the date we grant the new options.

      In the event of a change of control of WorldCom occurring before we issue the new options, to the extent the acquiring company agrees to assume other outstanding options of WorldCom, we will require the acquiring company to assume the obligation to issue options pursuant to the Stock Option Exchange Program. The Stock Option Exchange Program is designed such that employees with the right to receive option(s) will receive similar treatment as employees holding other outstanding options. If such a transaction were to occur and the acquiring company agreed to assume our outstanding options, you would receive option(s) in the surviving entity provided that you remain continuously employed with the WorldCom group and the acquiring company through the replacement grant date. The amount of shares subject to the new stock option(s) you receive would be determined by taking the number of shares of our WorldCom group stock that you would have received pursuant to the options in the absence of the change of control transaction, adjusted in the same manner as options assumed in connection with the change of control transaction. As a result, the new option(s) you receive may not cover the same number of shares as your cancelled options. The exercise price per share of the option(s) would be the closing price of the acquiring company's stock on the replacement grant date.

      In the event of a sale of some of our assets, such as a division or a part of the company, the acquiring party would not be obligated to assume the obligation to issue options under the Stock Option Exchange Program. In the event of such a transaction, you would not receive options to purchase stock or securities of the acquiring company or any other consideration in exchange for your cancelled options.

      We cannot guarantee that the acquiring company in any change of control transaction would agree to assume existing options and therefore the obligation to issue options. Therefore, it is possible that you may not receive any options, securities of the surviving company or other consideration in exchange for your cancelled options if a change in control occurs before the options are granted. In addition, the announcement of a change of control transaction regarding WorldCom could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate potential benefits provided by the Stock Option Exchange Program.

      We reserve the right to take any action, including entering into an asset purchase or similar transaction, that our board of directors believes is in the best interest of our company and our shareholders.

      For purposes of the Stock Option Exchange Program, we will accept for exchange options that are validly elected for exchange and not properly withdrawn. The Stock Option Department expects to send you a confirmation by e-mail within three business days of receipt of your Election to Participate. Additionally, we will post our acceptance of your election on the internal web site created for the Stock Option Exchange Program (http://stockoption2002.wcomnet.com). Please check the web site for the status of your election. Subject to our rights to extend the expiration date, we currently expect that your new option agreement(s) will be distributed to you within three weeks of the replacement grant date.

6.    CONDITIONS OF THE STOCK OPTION EXCHANGE PROGRAM.

      Notwithstanding any other provision of the Stock Option Exchange Program, we will not be required to accept any options submitted to us for cancellation and exchange, and we may terminate or amend the Stock Option Exchange Program, or postpone our acceptance and cancellation of any options submitted to us for cancellation and exchange, in each case, subject to certain limitations, if at any time on or after January 17, 2002 and prior to the expiration of this offer, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any such case, including any action or omission to act by us, we have determined prior to the expiration of this offer that the occurrence of such event or events makes it inadvisable for us to proceed with the Stock Option Exchange Program or to accept and cancel options submitted to us for exchange:

(i) any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, is threatened, instituted or pending before any court, authority, agency or tribunal that directly or indirectly challenges the Stock Option Exchange Program, the acquisition of some or all of the options submitted to us for exchange pursuant to the Stock Option Exchange Program, the issuance of new options, or otherwise relates in any manner to the Stock Option Exchange Program or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of WorldCom or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or materially impair the benefits that we believe we will receive from the Stock Option Exchange Program;

(ii) any action is threatened, pending or taken, or any approval is withheld, or any statute, rule, regulation, judgment, order or injunction is threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to apply to the Stock Option Exchange Program or WorldCom or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

      o make it illegal for us to accept some or all of the existing options for exchange and cancellation or to issue the new options for some or all of the options submitted to us for cancellation and exchange or otherwise restrict or prohibit completion of the Stock Option Exchange Program or otherwise relates in any manner to the Stock Option Exchange Program;

      o delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the options elected for exchange;

      o materially impair the benefits that we believe we will receive from the Stock Option Exchange Program; or

      o materially and adversely affect the business, condition (financial or other), income, operations or prospects of WorldCom or our subsidiaries, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries;

(iii) there has occurred:

      o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

      o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

      o the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

      o any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that in our reasonable judgment might affect, the extension of credit by banks or other lending institutions in the United States;

      o any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of WorldCom or our subsidiaries or that, in our reasonable judgment, makes it inadvisable to proceed with the Stock Option Exchange Program;

      o in the case of any of the foregoing existing at the time of the commencement of the Stock Option Exchange Program, a material acceleration or worsening thereof; or

      o any decline in either The Nasdaq National Stock Market or the Standard and Poor's Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on January 17, 2002;

(iv) there has occurred any change in generally accepted accounting standards that could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with the Stock Option Exchange Program;

(v) a tender or exchange offer with respect to some or all of our WorldCom group stock, or a merger or acquisition proposal involving any of the assets or securities of us or any of our subsidiaries, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

      o any person, entity or "group," within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our WorldCom group stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our WorldCom group stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the Securities and Exchange Commission on or before January 17, 2002;

      o     any such person, entity or group that has filed a Schedule 13D or
            Schedule 13G with the Securities and Exchange Commission on or before January 17, 2002 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our WorldCom group stock; or

      o any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of the assets or securities of us or any of our subsidiaries; or

(vi) any change or changes occur in the business, condition (financial or other), assets, income, operations, prospects or stock ownership of WorldCom or our subsidiaries that, in our reasonable judgment, is or may be material to WorldCom or our subsidiaries.

      The foregoing conditions to the Stock Option Exchange Program are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them on or prior to the expiration date. We may waive them, in whole or in part, at any time and from time to time on or prior to the expiration date, in our discretion, whether or not we waive any other condition to the Stock Option Exchange Program. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this section will be final and binding upon all persons. Please note that there are additional conditions to our obligation to make the new option grants, as described in
Section 5 and Section 9 of this Offer to Exchange.

7.    PRICE RANGE OF WORLDCOM GROUP STOCK UNDERLYING THE OPTIONS.

      Our WorldCom group stock has been quoted on The Nasdaq National Market System under the symbol "WCOM" since our recapitalization on June 7, 2001. The following table presents the high and low sales prices per share of our WorldCom group stock for the periods indicated, as reported by The Nasdaq National
Market:


                                                                                     High           Low
                                                                                     ----           ---
        Fiscal 2001
                 Second Quarter (starting June 7, 2001)....................        $18.0975       $13.2700
                 Third Quarter.............................................        $15.9000       $11.5000
                 Fourth Quarter............................................        $16.0600       $11.7900

        Fiscal 2002

                 First Quarter (through January 16, 2002)..................        $15.0200       $13.0200

      We recommend that you obtain current market quotations for our WorldCom group stock before deciding whether to participate in the Stock Option Exchange Program.

8.    SOURCE AND AMOUNT OF CONSIDERATION; TERMS OF NEW OPTIONS.

      CONSIDERATION. We will issue new options to purchase WorldCom group stock under the 1997 plan in exchange for eligible outstanding options properly elected and accepted for exchange by us. The number of shares of WorldCom group stock subject to new options to be granted to each option holder will be equal to the number of shares subject to the cancelled options. The shares of WorldCom group stock subject to options cancelled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1997 plan. Options to purchase a maximum of approximately 124,958,613 shares will be granted under the Stock Option Exchange Program, if the maximum number of eligible options are surrendered for cancellation.

      TERMS OF NEW OPTIONS. The new nonqualified stock options to be granted will be issued under the 1997 plan. We will issue new option agreement(s) to each option holder who receives new option(s) on the replacement grant date. Except for the new exercise price, new expiration date and new vesting schedule, the terms and conditions of the new options will be substantially the same as the cancelled options. The new options will have a new ten-year term, starting on the replacement grant date.

      Some key features of the new options will include:

o the number of shares subject to each new option will be equal to the number of shares subject to each of your corresponding cancelled options;

o the exercise price of the new options will equal the closing sales price of our WorldCom group stock as reported on The Nasdaq National Market on the replacement grant date; and

o the new options will vest and, subject to the provisions of the 1997 plan and the new stock option agreements, will be exercisable as follows: one-third (1/3) the number of shares covered by the new options on and after January 1, 2003, another one-third (1/3) of such shares on and after January 1, 2004, and the remaining one-third (1/3) of such shares on and after January 1, 2005.

      The terms and conditions of current options under the 1997 plan are set forth in the 1997 plan and the stock option agreements you entered into in connection with the grant. The terms and conditions of the 1997 plan are summarized in the offering circular relating to the 1997 plan prepared by us and previously distributed to you and is available at the internal web site created for the Stock Option Exchange Program (http://stockoption2002.wcomnet.com).

      The statements in this Offer to Exchange concerning the 1997 plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1997 plan and the forms of stock option agreement under the 1997 plan.

      Copies of the 1997 plan, offering circular and forms of stock option agreement are available at the internal web site created for the Stock Option Exchange Program (http://stockoption2002.wcomnet.com) or you may request copies from the Stock Option Department. For eligible employees who cannot otherwise use the web site, the Stock Option Department will mail to you copies of the documents so that you may participate in the Stock Option Exchange Program.

9. INFORMATION CONCERNING WORLDCOM; FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION.

OVERVIEW

      On June 7, 2001, WorldCom's shareholders approved a recapitalization involving the creation of two separately traded tracking stocks:

      o WorldCom group stock, par value $0.01 per share, which is intended to reflect the performance of the Company's data, Internet, international and commercial voice businesses and is quoted on The Nasdaq National Market under the trading symbol "WCOM", and

      o MCI group common stock, par value $0.01 per share, which is intended to reflect the performance of the Company's consumer, small business, wholesale long distance voice and data, wireless messaging and dial-up Internet access businesses and is quoted on The Nasdaq National Market under the trading symbol "MCIT".

      Through the businesses that we have realigned as the WorldCom group, which have an extensive, advanced facilities-based global communications network, we provide a broad range of integrated communications and managed network services to both U.S. and non-U.S. based corporations. Offerings include data services such as frame relay, asynchronous transfer mode and Internet protocol networks; Internet related services, including dedicated access, virtual private networks, digital subscriber lines, web centers encompassing application and server hosting and managed data services; commercial voice services; and international services.

      Through the businesses that we have realigned as the MCI group, we provide a broad range of retail and wholesale communications services, including long distance voice and data communications, consumer local voice communications, wireless messaging, private line services and dial-up Internet access services. Our retail services are provided to consumers and small businesses in the United States. We are the second largest carrier of long distance telecommunications services in the United States. We provide a wide range of long distance telecommunications services, including: basic long distance telephone service, dial around, collect calling, operator assistance and calling card services (including prepaid calling cards) and toll free or 800 services. We offer these services individually and in combinations. Through combined offerings, we provide customers with benefits such as single billing, unified services for multi-location companies and customized calling plans. Our wholesale businesses include wholesale voice and data services provided to carrier customers and other resellers and dial-up Internet access services.

      The address of the principal executive office of WorldCom is 500 Clinton Center Drive, Clinton, Mississippi 39056 and its telephone number is (601) 460-5600.

      The information included in Item 8 of the Company's annual report on Form 10-K for its fiscal year ended December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001, as amended by Form 10-K/A filed with the Securities and Exchange Commission on April 26, 2001, and Item 1 of the Company's quarterly report set forth in the quarterly report on Form 10-Q for its fiscal quarter ended September 30, 2001 filed with the Securities and Exchange Commission on November 14, 2001, is incorporated herein by reference. See Section 16 ("Additional Information") for information on how to obtain copies of these documents.

SUMMARY FINANCIAL DATA

      We derived the summary historical consolidated financial data presented below as of and for the years ended December 31, 2000 and 1999 from our consolidated financial statements and related notes, which include the WorldCom group and the MCI group. The summary historical consolidated financial data presented below as of and for the nine-month periods ended September 30, 2001 and 2000 have been derived from our unaudited consolidated financial statements and related notes, which also include the WorldCom group and the MCI group. Our audited consolidated financial statements for the years ended December 31, 2000 and 1999 and our unaudited consolidated financial statements for the nine-month periods ended September 30, 2001 and 2000 are incorporated herein by reference. You should read the summary financial data together with our audited and unaudited consolidated financial statements incorporated by reference in this document. In reading the following summary financial data, please note the following:

      o In the second quarter of 2001, WorldCom made a strategic decision to restructure its investment in Embratel (allocated to the WorldCom group). As a result of actions taken in the second quarter of 2001, the accounting principles generally accepted in the United States prohibit the continued consolidation of Embratel's results. Accordingly, we have deconsolidated Embratel's results effective January 1, 2001.

      o As a result of events which occurred during the second quarter of 2001, WorldCom recorded after-tax charges of $528 million ($457 million at the WorldCom group and $71 million at the MCI group) in the second quarter of 2001, related to the write-off of investments in certain publicly traded and privately held companies.

      o In the second quarter of 2001, WorldCom recorded an after-tax charge of $14 million ($7 million at the WorldCom group and $7 million at the MCI group) as a result of the costs associated with the tracking stock recapitalization.

      o In the first quarter of 2001, WorldCom recognized after-tax charges of $76 million ($47 million at the WorldCom group and $29 million at the MCI group) associated with domestic severance packages and other costs related to WorldCom's February 2001 workforce reductions.

      o In the first quarter of 2001, WorldCom incurred after-tax charges of $59 million (at the WorldCom group) associated with the impact of foreign currency exchange on Embratel.

      o Results for 2000 include a pre-tax charge of $93 million (allocated to the WorldCom group) associated with the termination of the Sprint Corporation merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and a $685 million pre-tax charge ($340 million at the WorldCom group and $345 million at the MCI group) associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

      o During the fourth quarter of 2000, we implemented Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Costs directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, we retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $85 million ($75 million at the WorldCom group and $10 million at the MCI group), net of income tax benefit of $50 million.

WORLDCOM, INC.


                                                          NINE MONTHS ENDED
                                                             SEPTEMBER 30,          YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------
                                                          2001          2000          2000          1999
                                                     -----------------------------------------------------------
                                                             (unaudited)
                                                                (in millions, except per share data)
OPERATING RESULTS:
Revenues...........................................        $26,701      $29,456        $39,090       $35,908
Operating income ..................................          2,761        6,663          8,153         7,888
Income before cumulative effect of accounting change         1,243        3,512          4,238         4,013
Cumulative effect of accounting change.............              -          (85)           (85)            -
Net income ........................................          1,243        3,427          4,153         4,013
Distributions on mandatorily redeemable preferred
   securities and other preferred dividend
   requirements....................................             75           49             65            72
Net income applicable to common shareholders.......          1,168        3,378          4,088         3,941

                                                                          PRO FORMA (1)
                                                     -----------------------------------------------------------
Earnings per common share:
WorldCom group:
   Net income attributed to the WorldCom group
     before cumulative effect of accounting change:
     Basic.........................................           0.38          0.71          0.91          0.81
     Diluted.......................................           0.38          0.69          0.90          0.78
   Net income attributed to the WorldCom group:
     Basic.........................................           0.38          0.68          0.88          0.81
     Diluted.......................................           0.38          0.67          0.87          0.78
   Weighted-average shares:
     Basic.........................................          2,910         2,864         2,868         2,821
     Diluted.......................................          2,922         2,919         2,912         2,925
MCI group:
   Net income attributed to the MCI group before
     cumulative effect of accounting change:
     Basic.........................................           0.56         12.52         13.61         14.58
     Diluted.......................................           0.56         12.52         13.61         14.58
   Net income attributed to the MCI group:
     Basic.........................................           0.56         12.43         13.52         14.58
     Diluted.......................................           0.56         12.43         13.52         14.58
   Weighted-average shares:
     Basic.........................................            116           115           115           113
     Diluted.......................................            117           115           115           113



STATEMENT OF FINANCIAL POSITION DATA:
Total current assets...............................        $10,528                      $9,755       $10,324
Property and equipment, net........................         38,151                      37,423        28,618
Goodwill and other intangibles.....................         50,820                      46,594        47,308
Other assets.......................................          5,403                       5,131         4,822
Total assets.......................................        104,902                      98,903        91,072
Total current liabilities..........................         10,807                      17,673        17,209
Long-term debt.....................................         30,161                      17,696        13,128
Deferred tax liability.............................          3,310                       3,611         4,877
Other liabilities..................................            632                       1,124         1,223
Minority interests.................................            110                       2,592         2,599
Company obligated mandatorily redeemable and
   other preferred securities......................          1,975                         798           798
Shareholders' investment...........................         57,907                      55,409        51,238

Ratio of earnings to fixed charges.................         1.99:1        5.90:1        5.25:1        5.75:1

(1) The recapitalization of WorldCom was effective June 7, 2001, and each share of WorldCom stock was changed into one share of WorldCom group stock and 1/25 of a share of MCI group stock. The weighted-average shares outstanding and attributed earnings per share information including periods prior to June 7, 2001 above is pro forma and assumes the recapitalization occurred at the beginning of 1999 and the WorldCom group stock and MCI group stock existed for all periods presented.

      The following summary financial data of the WorldCom group and the MCI group has been presented to illustrate the financial results of the WorldCom group and the MCI group and how the financial results of these groups relate to the consolidated results of WorldCom. This information, which has been prepared in accordance with accounting principles generally accepted in the United States, should be read together with the audited financial statements of each of WorldCom, the WorldCom group and the MCI group incorporated herein by reference.

            We derived the summary historical statement of operations data presented below for the years ended December 31, 2000 and 1999 from the WorldCom group's and the MCI group's audited financial statements and related notes incorporated herein by reference. The summary historical statement of financial position data and other financial data as of and for the years ended December 31, 2000 and 1999 have been derived from the WorldCom audited financial statements and related notes, which include the WorldCom group and the MCI group. The summary historical financial data presented below as of and for the nine-month periods ended September 30, 2001 and 2000 have been derived from our unaudited consolidated financial statements and related notes, which include the WorldCom group and the MCI group.

            You should read the summary financial data together with our audited and unaudited consolidated financial statements incorporated by reference in this document. In reading the following summary financial data, please note the following:

      o In the second quarter of 2001, WorldCom made a strategic decision to restructure its investment in Embratel (allocated to the WorldCom group). As a result of actions taken in the second quarter of 2001, the accounting principles generally accepted in the United States prohibit the continued consolidation of Embratel's results. Accordingly, we have deconsolidated Embratel's results effective January 1, 2001.

      o As a result of events which occurred during the second quarter of 2001, WorldCom recorded after-tax charges of $528 million ($457 million at the WorldCom group and $71 million at the MCI group) in the second quarter of 2001, related to the write-off of investments in certain publicly traded and privately held companies.

      o In the second quarter of 2001, WorldCom recorded an after-tax charge of $14 million ($7 million at the WorldCom group and $7 million at the MCI group) as a result of the costs associated with the tracking stock recapitalization.

      o In the first quarter of 2001, WorldCom recognized after-tax charges of $76 million ($47 million at the WorldCom group and $29 million at the MCI group) associated with domestic severance packages and other costs related to WorldCom's February 2001 workforce reductions.

      o In the first quarter of 2001, WorldCom incurred after-tax charges of $59 million (at the WorldCom group) associated with the impact of foreign currency exchange on Embratel.

      o Results for 2000 include a pre-tax charge of $93 million (allocated to the WorldCom group) associated with the termination of the Sprint Corporation merger agreement, including regulatory, legal, accounting and investment banking fees and other costs, and a $685 million pre-tax charge ($340 million at the WorldCom group and $345 million at the MCI group) associated with specific domestic and international wholesale accounts that were no longer deemed collectible due to bankruptcies, litigation and settlements of contractual disputes that occurred in the third quarter of 2000.

      o During the fourth quarter of 2000, we implemented Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements," or SAB 101, which requires certain activation and installation fee revenues to be amortized over the average life of the related service rather than be recognized immediately. Cost directly related to these revenues may also be deferred and amortized over the customer contract life. As required by SAB 101, we retroactively adopted this accounting effective January 1, 2000, which resulted in a one-time expense of $85 million ($75 million at the WorldCom group and $10 million at the MCI group), net of income tax benefit of $50 million.

WORLDCOM GROUP


                                                          NINE MONTHS ENDED
                                                             SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------
                                                          2001          2000          2000          1999
                                                     -----------------------------------------------------------
                                                              (unaudited)
                                                                           (in millions)
OPERATING RESULTS:
Revenues...........................................        $16,047      $16,894        $22,755       $19,736
Operating income ..................................          2,275        3,893          5,041         4,631
Income before cumulative effect of accounting change         1,177        2,072          2,673         2,366
Cumulative effect of accounting change.............              -          (75)           (75)            -
Net income before distributions on mandatorily
   redeemable preferred securities and other
   preferred dividend requirements.................          1,177        1,997          2,598         2,366
Distributions on mandatorily redeemable preferred
   securities and other preferred dividend
   requirements....................................             75           49             65            72
Net income.........................................          1,102        1,948          2,533         2,294
STATEMENT OF FINANCIAL POSITION DATA:
Current assets.....................................         $9,384                      $8,092        $9,037
Property and equipment, net........................         36,090                      35,177        26,227
Goodwill and other intangibles.....................         41,018                      36,685        37,252
Long-term receivable from MCI group, net...........            976                         976             -
Other assets.......................................          5,168                       4,963         4,717
Total assets.......................................         92,636                      85,893        77,233
Current liabilities................................          7,538                      14,213        12,694
Long-term debt.....................................         24,568                      11,696         7,128
Deferred tax liability.............................          2,445                       2,683         4,229
Other liabilities..................................            566                         965         1,047
Minority interests.................................            110                       2,592         2,599
Company obligated mandatorily redeemable and other
   preferred securities............................          1,975                         798           798
Allocated net worth................................         55,434                      52,946        48,738

MCI GROUP

                                                         NINE MONTHS ENDED
                                                             SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------------------
                                                          2001          2000          2000          1999
                                                     -----------------------------------------------------------
                                                              (unaudited)
                                                                           (in millions)
OPERATING RESULTS:
Revenues...........................................        $10,654      $12,562        $16,335       $16,172
Operating income ..................................            486        2,770          3,112         3,257
Income before cumulative effect of accounting change            66        1,440          1,565         1,647
Cumulative effect of accounting change.............              -          (10)           (10)            -
Net income.........................................             66        1,430          1,555         1,647
STATEMENT OF FINANCIAL POSITION DATA:
Total current assets...............................         $2,015                      $2,312        $2,263
Property and equipment, net........................          2,061                       2,246         2,391
Goodwill and other intangibles.....................          9,802                       9,909        10,056
Other assets.......................................            235                         168           105
Total assets.......................................         14,113                      14,635        14,815
Current liabilities................................          4,140                       4,109         5,491
Long-term debt.....................................          5,593                       6,000         6,000
Long-term payable to WorldCom group, net...........            976                         976             -
Deferred tax liability.............................            865                         928           648
Other liabilities..................................             66                         159           176
Allocated net worth................................          2,473                       2,463         2,500

           FACTORS THAT YOU SHOULD CONSIDER WHEN MAKING YOUR DECISION

      In addition to the risks referenced from time to time in our filings with the Securities and Exchange Commission, you should carefully consider the risks and uncertainties described below and the other information in this Offer to Exchange before deciding whether to participate in the Stock Option Exchange Program.

      THE VALUE OF OUR WORLDCOM GROUP STOCK FLUCTUATES SIGNIFICANTLY, WHICH COULD RESULT IN AN EXERCISE PRICE FOR YOUR OPTION(S) THAT IS THE SAME AS OR GREATER THAN YOUR EXISTING OPTION(S). The market price of our WorldCom group stock has been highly volatile, has been or could be affected by factors such as the announcement of new products or product enhancements by us or our competitors, technological innovation by us or our competitors, quarterly variations in our or our competitors' results of operations and announcements of expected future results, changes in prices of our or our competitors' products and services, changes in revenue and revenue growth rates for us as a whole or for specific geographic areas, business units, products or product categories, changes in the level of demand for our products and services and general market conditions or market conditions specific to particular industries. As a result, the exercise price of any option received under the Stock Option Exchange Program may be greater than the exercise price of your current options. In addition, the announcement of a change of control transaction regarding WorldCom could have a substantial effect on our WorldCom group stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Stock Option Exchange Program.

         IF YOU ARE NOT EMPLOYED BY THE WORLDCOM GROUP ON THE REPLACEMENT GRANT DATE, YOU WILL NOT RECEIVE ANY OPTION(S). In order to receive new option(s) in exchange for your cancelled options you must be employed by the WorldCom group on the replacement grant date. If you elect to participate in the Stock Option Exchange Program and are no longer a WorldCom group employee on the replacement grant date, you will not receive new option(s) or any other consideration in exchange for your cancelled options, including any shares subject to those options that may be vested at the time of cancellation.

      IF THERE IS A CHANGE OF CONTROL OF WORLDCOM, YOU MAY NOT RECEIVE ANY OPTION(S). In the event of a change of control of WorldCom occurring before the replacement grant date, we cannot guarantee that the acquiring company would agree to assume existing options and therefore the obligation to issue option(s) to participants in the Stock Option Exchange Program. Therefore, it is possible that you may not receive any options, securities of the surviving company or other consideration in exchange for your cancelled options if there is a change of control of WorldCom before the replacement grant date, even if you are vested with respect to some or all of the option(s) at this time. In addition, the announcement of a change of control transaction regarding WorldCom could have a substantial effect on our stock price, including substantial stock price appreciation, which could reduce or eliminate any potential benefits provided by the Stock Option Exchange Program.

10. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

      The directors and executive officers of WorldCom and their positions and offices as of January 16, 2002 are set forth in the following table:


        Name                                  Position
        ----                                  --------
        James C. Allen                        Director
        Judith Areen                          Director
        Carl J. Aycock                        Director
        Ronald R. Beaumont                    Chief Operating Officer - WorldCom group
        Max E. Bobbitt                        Director
        Bernard J. Ebbers                     Director, President and Chief Executive Officer
        Francesco Galesi                      Director
        Stiles A. Kellett, Jr.                Director
        Gordon S. Macklin                     Director
        Bert C. Roberts, Jr.                  Director, Chairman of the Board


                                       22

        Name                                  Position
        ----                                  --------

        John W. Sidgmore                      Director, Vice Chairman of the Board
        Scott D. Sullivan                     Director, Chief Financial Officer, Treasurer and Secretary
        Lawrence C. Tucker                    Advisory Director

      The address of each director and executive officer is c/o WorldCom, Inc., 500 Clinton Center Drive, Clinton, Mississippi 39056.

      As of January 16, 2002, our executive officers and directors (13 persons) as a group held options to purchase a total of 23,599,672 shares of our WorldCom group stock. These options represented approximately 5.9% of the shares subject to all WorldCom group options outstanding under our stock option plans as of that date. Please see our proxy statement/prospectus for our annual meeting of shareholders held on June 7, 2001 for more information regarding the compensation of directors and certain executive officers and the amount of securities that our directors and executive officers beneficially owned, for periods or as of the dates set forth in that statement. This proxy statement is available upon request as described below under Section 16 ("Additional Information.") Agreements with our executive officers and directors are described or filed in our filings with the Securities and Exchange Commission, including our quarterly and annual reports. Copies of these reports are available from us upon request and are available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

      Except as set forth in Schedule A, to the knowledge of the Company, there were no transactions in our WorldCom group stock and options to purchase WorldCom group stock involving our executive officers and directors within the 60-day period prior to the commencement of the Stock Option Exchange Program. None of our directors or executive officers is eligible to participate in the Stock Option Exchange Program.

11. STATUS OF OPTIONS ACQUIRED BY US IN THE STOCK OPTION EXCHANGE PROGRAM; ACCOUNTING CONSEQUENCES OF THE STOCK OPTION EXCHANGE PROGRAM.

      The shares of WorldCom group stock subject to those options cancelled pursuant to the Stock Option Exchange Program will be returned to the pool of shares available for grants of new options under the 1997 plan.

      We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Stock Option Exchange Program because we will not grant any new options until a trading day that is at least six months and one day after the date that we accept and cancel options elected for exchange. Further, the exercise price of all new options will equal the closing sales price of the WorldCom group stock on the replacement grant date.

      We do not believe that any eligible employees were granted any options in the six months prior to January 17, 2002, which is the commencement date. However, under the applicable accounting rules, any options granted to an eligible employee within six months prior to the commencement of the Stock Option Exchange Program at an exercise price lower than the eligible options will be subject to the unfavorable variable accounting treatment. Accordingly, to avoid the unfavorable accounting treatment, we must require that any employee who was granted an option in the six months prior to the commencement date to exchange that option as a condition to participation in the Stock Option Exchange Program.

      If we were to grant any options before the scheduled replacement grant date to any option holder electing to cancel options, our grant of those options to the electing option holder would be treated for financial reporting purposes as a variable award. In this event, we would be required to record as compensation expense the amount by which the market value of the shares subject to the newly granted options exceeds the exercise price of those shares. This compensation expense would be amortized over the period that the newly granted options are outstanding. We would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the newly granted options.

12.   LEGAL MATTERS; REGULATORY APPROVALS.

      Except as noted below, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Stock Option Exchange Program, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we contemplate that we will seek such approval or take such other action. We are unable to predict whether we may determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Stock Option Exchange Program to accept options elected for exchange is subject to certain conditions, including the conditions described in Section 6 of this Offer to Exchange.

13.   MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Stock Option Exchange Program. This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, Treasury regulations thereunder and administrative and judicial interpretations thereof as of the date of this Offer to Exchange, all of which are subject to change, possibly on a retroactive basis. The federal tax laws may change and the federal, state, foreign and local tax consequences for each employee will depend upon that employee's individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

      If you exchange your options for new option(s), you will not be required under current law to recognize income for United States federal income tax purposes at the time of the exchange or at the date of grant of the new option. With regard to the new nonqualified stock options, the tax aspects of such options will be the same as any other nonqualified stock option grant. For a more complete discussion of these tax aspects, please refer to the 1997 plan and the offering circular for the 1997 plan.

      Options granted under the Stock Option Exchange Program will be nonqualified stock options. They will not be incentive stock options. No U.S. federal taxable income is recognized by an optionee upon the grant of a nonqualified stock option.

      We will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee with respect to any exercised nonqualified stock option. The deduction will in general be allowed for the taxable year of WorldCom in which the ordinary income is recognized by the optionee.

      We recommend that you consult your own tax advisor with respect to the federal, state, foreign and local tax consequences of participating in the Stock Option Exchange Program in your particular circumstances.

14.   EXTENSION OF THE STOCK OPTION EXCHANGE PROGRAM; TERMINATION; AMENDMENT.

      We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 6 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the expiration date and thereby delay the acceptance for exchange of any options by giving oral, written or electronic notice of such extension to the option holders.

      We also expressly reserve the right, in our sole discretion, on or prior to the expiration date, to terminate or amend the Stock Option Exchange Program and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Section 6 of this Offer to Exchange, by giving oral, written or electronic notice of such termination or postponement to the option holders. Notwithstanding the foregoing, we will pay the consideration offered or return the options elected for exchange promptly after termination or withdrawal of the Stock Option Exchange Program.

      Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the Stock Option Exchange Program in any respect.

      Amendments to the Stock Option Exchange Program may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m., on the next business day after the last previously scheduled or announced expiration date. Any amendment of the Stock Option Exchange Program will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of such change. Without limiting the manner in which we may choose to disseminate any amendment of the Stock Option Exchange Program, except as required by law, we have no obligation to publish, advertise or otherwise communicate any such dissemination.

      If we materially change the terms of the Stock Option Exchange Program or the information concerning the Stock Option Exchange Program, or if we waive a material condition of the Stock Option Exchange Program, we will extend the expiration date to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information. We will notify you of such action, and we will keep the Stock Option Exchange Program open for a period of no less than ten business days after the date of such notice if we increase or decrease:

o     the amount of consideration offered for the exchanged options; or

o the number of options eligible to be elected for exchange in the Stock Option Exchange Program, except that in the case of an increase, it must be by an amount that exceeds 2% of the shares of WorldCom group stock issuable upon exercise of the options that are subject to the Stock Option Exchange Program immediately prior to the increase.

15.   FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to the Stock Option Exchange Program.

16.   ADDITIONAL INFORMATION.

      We recommend that, in addition to this Offer to Exchange and Election to Participate, you review the following materials, which we have filed with the Securities and Exchange Commission, before making a decision on whether to participate in the Stock Option Exchange Program:

o our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed with the Securities and Exchange Commission on March 30, 2001, as amended by Form 10-K/A, filed with the Securities and Exchange Commission on April 26, 2001;

o our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2001, filed with the Securities and Exchange Commission on May 15, 2001, June 30, 2001, filed with the Securities and Exchange Commission on August 14, 2001, and September 30, 2001, filed with the Securities and Exchange Commission on November 14, 2001;

o our current reports on Form 8-K filed with the Securities and Exchange Commission on February 8, 2001, March 14, 2001, March 28, 2001, April 26, 2001, May 1, 2001, May 16, 2001, June 7, 2001, June 12, 2001, August 29,
      2001 and September 21, 2001;

o the description of our WorldCom group stock included in our registration statement on Form 8-A, which was filed with the Securities and Exchange Commission on April 25, 2001, including any amendments or reports we file for the purpose of updating that description;

o our registration statements on Form S-8 relating to the 1997 plan, filed with the Securities and Exchange Commission on June 27, 1997 (Registration No. 333-30279), January 28, 1998 (Registration No. 333-45079), August 31,
      1998 (Registration No. 333-62609), August 17, 1999 (Registration No. 333-85393) and June 1, 2001 (Registration No. 333-62174); and

o all documents subsequently filed by us, during the pendency of the Offer to Exchange pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act after the date of this Offer to Exchange and before the termination of this offering.

      The Securities and Exchange Commission file number for all of these filings is 000-11258. These filings and other reports, registration statements, proxy statements and other filings can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission located in its offices at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these documents from this office upon the payment of the fees prescribed by the Securities and Exchange Commission. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-732-0330. These filings are also available to the public on the web site of the Securities and Exchange Commission at http://www.sec.gov.

      Our WorldCom group stock is quoted on The Nasdaq National Market under the symbol "WCOM", and our Securities and Exchange Commission filings can be read at the following Nasdaq address:

                                Nasdaq Operations
                                 1735 K Street,
                                      N.W.
                             Washington, D.C. 20006

      We will also provide without charge to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:

                                 WorldCom, Inc.
                             Stock Option Department
                            500 Clinton Center Drive
                           Clinton, Mississippi 39056

      You may also make a request by telephone at (601) 460-8001 (vnet:
460-8001) or toll free at 1-877-999-7780 between the hours of 9:00 a.m. and 6:00 p.m., Eastern Standard Time, Monday through Friday.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Exchange about WorldCom should be read together with the information contained in the documents to which we have referred you.

17.   MISCELLANEOUS.

      We are not aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law. If we become aware of any jurisdiction where the implementation of the Stock Option Exchange Program violates applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Stock Option Exchange Program will not be made to, nor will elections to exchange options be accepted from or on behalf of, the option holders residing in such jurisdiction.

      We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the Stock Option Exchange Program. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the Stock Option Exchange Program other than the information and representations contained in this document or in the Election to Participate. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

                                   SCHEDULE A

                     RECENT TRANSACTIONS IN OPTIONS OR STOCK

      The following table sets forth transactions in our WorldCom group stock by our executive officers and directors within the 60-day period prior to the commencement of the Stock Option Exchange Program. There were no transactions in options to purchase WorldCom group stock by such persons during that period.

NAME OF PARTY              NATURE OF TRANSACTION        TRANSACTION  DATE      NUMBER OF SHARES      PRICE PER SHARE
======================     ========================     =================      ==================   =================
Stiles A. Kellett, Jr.     Privately negotiated            12/04/01                  612,000                 (1)
                           forward sale agreement

SSK Partners, L.P.(3)      Privately negotiated            12/04/01                  340,000                 (3)
                           forward sale agreement

John W. Sidgmore           Gifts                           12/21/01                   15,070                 n/a
John W. Sidgmore           Gift                            12/26/01                   10,305                 n/a

----------
(1) In consideration for entering into the agreement, Mr. Kellett received a total purchase price of $7,666,327.18. The agreement provides that on March 7, 2005, Mr. Kellett will deliver between two-thirds to all of the shares of WorldCom group stock which are subject to the agreement to the counter party or, at Mr. Kellett's option, the cash equivalent of such shares. The exact number of shares Mr. Kellett will deliver is dependent upon the market price of WorldCom group stock on March 7, 2005.

(2)   Stiles A. Kellett, Jr. is the general partner of SSK Partners, L.P.

(3) In consideration for entering into the agreement, the limited partnership received a total purchase price of $4,259,070.66. The agreement provides that on March 7, 2005, the limited partnership will deliver between two-thirds to all of the shares of WorldCom group stock which are subject to the agreement to the counter party or, at the limited partnership's option, the cash equivalent of such shares. The exact number of shares to be delivered is dependent upon the market price of WorldCom group stock on March 7, 2005.